  Exhibit 99.2

News Release

News Announcement	For Immediate Release

CONTACT

Ronda J. Williams, Investor Relations

Oil-Dri Corporation of America

312/706-3232; ronda.williams@oildri.com

Oil-Dri’s Retail and Wholesale Products Group
Announces Price Increases for Cat Litter

CHICAGO - (June 6, 2012) - Oil-Dri Corporation of America (NYSE: ODC) today announced price increases to all classes of trade for both coarse and scoopable cat litters effective August 2012.

The rising cost of transportation for delivered goods has significantly increased for cat litter products. As a result, Oil-Dri is raising prices to recover a portion of the margin it has lost during the past year.

President and CEO, Daniel S. Jaffee, said, “Our team has done an outstanding job holding the line on costs under our control. Unfortunately, these efforts have been dwarfed by the continuous and increasing rise in transportation costs and other purchased items. We sincerely appreciate our customers’ loyalty to our brands.”

Oil-Dri is committed to continuing its innovation agenda to compete with Purina’s Tidy Cat, Clorox’s Fresh Step and Arm & Hammer cat litters.

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Fresh Step is a registered trademark of Clorox. Tidy Cat is a registered trademark of Nestle Purina. Arm & Hammer is a trademark of Church and Dwight Co., Inc.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and is the world's largest manufacturer of cat litter.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management's assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as "expect," "outlook," "forecast," "would", "could," "should," "project," "intend," "plan," "continue," "believe," "seek," "estimate," "anticipate, "may," "assume," variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.